EXECUTION COPY

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

dated as of July 19, 2006

by and among

NOVAMED ACQUISITION COMPANY, INC.,

NOVAMED OF LAREDO, INC.,

CLEARVIEW SURGICAL INSTITUTE, LTD.,

CLEARVIEW SURGICAL INSTITUTE MANAGEMENT LLC

AND

MICHAEL A. HOCHMAN, M.D.

ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

This ASSET CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated effective as of 12:01 a.m. on July 19, 2006 (the “Closing Date”), by and among NovaMed Acquisition Company, Inc., a Delaware corporation (“NovaMed”), NovaMed of Laredo, Inc., a Delaware corporation (“NovaMed Laredo,” and together with NovaMed, “Buyer”), Clearview Surgical Institute, Ltd., a Texas limited partnership (“Clearview”), Clearview Surgical Institute Management LLC, a Texas limited liability company and the general partner of Clearview (“CSIM”), and Michael A. Hochman, M.D. (“Seller”). Clearview, CSIM and Seller shall sometimes be individually referred to herein as a “Selling Party” and collectively as the “Selling Parties.” Certain capitalized terms have the meanings provided in Section 13.1.

RECITALS

A.  Clearview is engaged in the business of owning and operating a licensed ambulatory surgery center located at 5313 McPherson Road, Laredo, Texas 78041 (the “Business”).

B. Pursuant to the terms hereof, prior to the date of Closing (as defined herein), Clearview will transfer substantially all of its assets, and certain liabilities described herein, to a newly formed Delaware limited partnership, NovaMed Surgery Center of Laredo, LP (the “New LP”) in exchange for ninety-nine percent (99%) of the partnership interests in the New LP, as a limited partner, and CSIM contributing assets into New LP in exchange for one percent (1%) of the partnership interests in the New LP, as the general partner (hereinafter defined as the New LP Asset Transfer). All such partnership interests in the New LP, both general and limited, shall be collectively referred to herein as the “Partnership Interests”).

C. Clearview will then distribute its ninety-nine percent (99%) Partnership Interests in New LP as a limited partner to its individual partners, Seller and Jose Garcia-Davalos, M.D. (“Davalos”), as provided below in a non-liquidation distribution (the “Distribution Transactions”). Following the New LP Asset Transfer and the Distribution Transactions, the New LP Partnership Interests shall be held as follows: (i) CSIM shall own a one percent (1%) Partnership Interest in New LP as the general partner; (ii) Davalos shall own a four and ninety-five one hundredths of one percent (4.95%) Partnership Interest in New LP as a limited partner; and (iii) Seller shall own a ninety-four and five one hundredths of one percent (94.05%) Partnership Interest in New LP as a limited partner.

D. Following the consummation of the New LP Asset Transfer and the Distribution Transactions, (i) Seller desires to transfer to NovaMed, and NovaMed desires to acquire from Seller, fifty-nine percent and five one hundredths of one percent (59.05%) of the New LP’s Partnership Interests as a limited partner in exchange for the LP Purchase Price (as defined herein), and (ii) CSIM desires to transfer to NovaMed Laredo, and NovaMed Laredo desires to acquire from CSIM, CSIM’s one percent (1%) Partnership Interest as general partner in exchange for the GP Purchase Price (as defined herein), all on the terms and conditions hereinafter set forth.

E. Contemporaneous with the Closing, Seller shall contribute his remaining thirty-five percent (35%) Partnership Interests in the New LP into Michael A. Hochman Family Limited Partnership, a Texas family limited partnership (the “Family Limited Partnership”), of which Seller controls the general partner and is also a limited partner (the “FLP Contribution”).

F. Contemporaneous with the purchase of a collective sixty and five one hundredths of one percent (60.05%) Partnership Interest from the Selling Parties, NovaMed shall also be acquiring a ninety-five one hundredths of one percent (0.95%) Partnership Interest from Davalos (the “Davalos Purchase Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
 CONTRIBUTION OF ASSETS TO NEW LP AND OTHER PRE-CLOSING COVENANTS

1.1. Formation of the New LP. Prior to the Closing, the New LP shall be: (a) formed pursuant to the Certificate of Limited Partnership in the form attached hereto as Exhibit 1.1, and (b) qualified to conduct business in the State of Texas.

1.2. Transfer of Assets to New LP. Prior to or contemporaneously with the Closing, and as a condition precedent to the transactions contemplated herein (collectively, the “New LP Asset Transfer”): (i) Clearview will transfer to New LP substantially all of the Assets (as hereinafter defined), free and clear of all Liens, in exchange for its ninety-nine percent (99%) Partnership Interest as a limited partner, and (ii) CSIM will transfer to New LP the remaining Assets, free and clear of all Liens, in exchange for its one percent (1%) Partnership Interest as a general partner. The New LP Asset Transfer shall be evidenced by a Contribution Agreement which shall effectively vest the New LP with full, complete and marketable right, title and interest in and to the Assets, in the form attached hereto as Exhibit 1.2 (the “Contribution Agreement”). As of the Closing, the assets contributed into the New LP as set forth herein will consist of all of the assets and property necessary to conduct the Business (the “Assets”), including, without limitation, the following (except to the extent that any of the following are designated as Excluded Assets in Section 1.3 below):

(a) all inventory and supplies with respect to the Business (collectively, the “Inventory”), including all rights to that portion of the Inventory on consignment as designated on Schedule 1.2(a);

(b) all of the tangible and intangible personal property with respect to the Business, including, without limitation, the machinery, equipment, fixtures, phone numbers, computer hardware and software that are listed on Schedule 1.2(b) (collectively, the “Personal Property”);

(c) all prepaid expenses relating to the Business set forth on Schedule 1.2(c);

(d) all contract rights with respect to those Material Contracts (as defined herein) identified as Assumed Contracts on Schedule 4.9 (collectively, the “Assumed Contracts”), purchase orders, licenses and leases pertaining to the Business, including all leasehold improvements, rights under any restrictive covenants accruing to the benefit of the Business and any provider agreements relating to the operation of the Business;

(e) all names and tradenames of Clearview and the Business, including, without limitation, “Clearview Surgical Institute” and all derivations thereof;

(f) all records, files and papers primarily pertaining to the Business, including general business records, accounting records and Medical Records;

(g) all Permits, licenses and certificates of need relating to the operation of the Business;

(h) all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, relating primarily to the Assets or the Business;

(i) all casualty insurance and warranty proceeds of Clearview received after the Closing Date with respect to damage to, nonconformance of, or loss to, the Assets;

(j) to the extent permitted by law, all accounts receivable or other rights to receive payment owing to Clearview (the “Accounts Receivable”); and

(k) all of the goodwill of and associated with the Business.

To the extent any personal property, inventory, supplies, equipment and contracts owned by any Selling Parties’ respective Affiliates (including, without limitation, Avery Holdings, Ltd. (“AHL”)) are primarily used in, or are necessary for the continued conduct of the Business, and would otherwise be deemed Assets, then such Selling Party or such Affiliate (including, without limitation, AHL) will cause such party to transfer such assets and property to Clearview for contribution to the New LP, free and clear of all Liens, prior to the Closing Date. In this regard, the Selling Parties agree to cause AHL to transfer all such personal property, inventory, supplies, equipment and contracts to Clearview prior to the New LP Asset Transfer such that such Assets are owned by New LP as of the Closing Date, free and clear of all Liens.

1.3. -Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include the following (collectively, the “Excluded Assets”):

(a) the Selling Parties’ rights under this Agreement, including the consideration paid to Seller pursuant to this Agreement;

(b) the tax records relating to the Business;

(c) Employee Benefit Plans relating to the employees of the Business and any and all rights therein or in the assets thereof;

(e) all contracts not identified as Assumed Contracts on Schedule 4.9;

(f) all cash-on-hand and cash equivalents as of the Closing Date;

(g) all personal effects of Seller not used in connection with the operation of the Business as specified in Schedule 1.3(g); and

(h) the retinal laser and related ancillary equipment as described on Schedule 1.3(h).

1.4. -Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, the New LP will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities or obligations of the Business, the Selling Parties or any of their respective Affiliates of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Assets or the Selling Parties, arising or occurring on or prior to the Closing Date, including, without limitation, any liabilities or obligations relating to or arising from the Excluded Assets (the “Excluded Liabilities”). Notwithstanding the foregoing, Clearview will contribute into New LP, and New LP will assume and thereafter pay and fully satisfy when due, all liabilities and obligations: (a) which arose prior to the New LP Asset Transfer and represent normal and current trade payables incurred by Clearview in connection with the operation of the Business in the ordinary course of business, consistent with past custom and practice, and are specifically set forth on Schedule 1.4(a) (“Accounts Payable”); (b) the other accrued liabilities of Clearview (including, but not limited to, the personal property or real estate taxes, associated with the Real Property Lease for the Facility for the period from January 1, 2006 through the date of Closing), all of which have been incurred in the ordinary course of business, consistent with past custom and practice (including, without limitation, accrued but unpaid paid time off for the Continuing Employees), which do not collectively exceed, together with the aggregate amount of the Accounts Payable, One Hundred Thousand and No/Dollars ($100,000) (“Accrued Liabilities”); and (c) first arising after the New LP Asset Transfer under any Assumed Contract (except for any liability or obligation arising from any breach or failure to perform under any of the foregoing prior to the Closing Date) (all such liabilities and obligations to be so contributed into, and assumed by, the New LP being collectively referred to herein as the “New LP Assumed Liabilities”).

1.5 Satisfaction of Liabilities. Excluding the New LP Assumed Liabilities, the Selling Parties agree to satisfy all liabilities of Clearview relating to the Business prior to the New LP Asset Transfer or as soon as is reasonably practicable thereafter, which liabilities include, without limitation:

(a) all payroll expense and other compensation due and owing Seller’s employees for the period preceding the Closing Date; and

(b) all Taxes, including payroll taxes, sales taxes and income taxes accrued up to the New LP Asset Transfer.

1.6 Distribution Transaction. The Distribution Transactions shall have been consummated on or prior to the Closing Date in accordance with the Distribution Agreement in the form attached hereto as Exhibit 1.6 (the “Clearview Distribution Agreement”).

1.7 FLP Contribution. The FLP Contribution shall be consummated contemporaneously with the Closing in accordance with the FLP Contribution Agreement in the form attached hereto as Exhibit 1.7 (the “FLP Contribution Agreement”).

1.8 Davalos Consent. As a partner in Clearview, Davalos shall have consented in writing to each of the New LP Asset Transfer, Clearview Distribution Agreement and FLP Contribution Agreement (collectively, the “Davalos Consents”).

ARTICLE II.
 SALE OF CLEARVIEW INTERESTS TO NOVAMED AND NOVAMED LAREDO

2.1 Sale of Limited Partnership Interests. The Partnership Interests held by Seller are as a limited partner of New LP. In reliance upon the representations and warranties of NovaMed contained herein, and on the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to NovaMed at the Closing, free and clear of all Liens, all of Seller’s right, title and interest in and to fifty-nine percent and five one hundredths of one percent (59.05%) of the New LP’s issued and outstanding Partnership Interests (the “Transferred LP Interests”). In reliance upon the representations and warranties of the Selling Parties contained herein, and on the terms and conditions hereinafter set forth, NovaMed hereby agrees to purchase the Transferred LP Interests from Seller for the LP Purchase Price set forth in Section 3.1 hereof.

2.2 Sale of General Partnership Interests. The Partnership Interests held by CSIM are as a general partner of New LP. In reliance on the representations and warranties of NovaMed Laredo contained herein, and on the terms and conditions hereinafter set forth, CSIM hereby agrees to sell, assign, transfer, convey and deliver to NovaMed Laredo at the Closing, free and clear of all Liens, all of its right, title and interest in and to one percent (1%) of the New LP’s issued and outstanding Partnership Interests (the “Transferred GP Interests,” and together with the Transferred LP Interests, the “Transferred Interests”). In reliance upon the representations and warranties of the Selling Parties contained herein, and on the terms and conditions hereinafter set forth, NovaMed hereby agrees to purchase the Transferred GP Interests from CSIM for the GP Purchase Price set forth in Section 3.1 hereof.

2.3 Ownership of New LP following Transactions. As a result of the sales described in this Article II and following the consummation of the Davalos Purchase Transaction and the FLP Contribution: (a) NovaMed will own sixty percent (60%) percent of the Partnership Interests in the New LP, as a limited partner; (b) the Family Limited Partnership will own thirty-five percent (35%) of the Partnership Interests, as a limited partner; (c) Davalos will own four percent (4%) of the Partnership Interests, as a limited partner; and (d) NovaMed Laredo will own one percent (1%) of the Partnership Interests, as the general partner of the New LP.

ARTICLE III.
 CONSIDERATION AND MANNER OF PAYMENT

3.1. -Purchase Price. The aggregate purchase price for the Transferred LP Interests (the “LP Purchase Price”) shall be Eight Million Eight Hundred Fifty Seven Thousand Five Hundred and No/Dollars ($8,857,500), and the aggregate purchase price for Transferred GP Interests shall be One Hundred Fifty Thousand and No/100 Dollars ($150,000) (the “GP Purchase Price,” and together with the LP Purchase Price, the “Purchase Price”).

3.2. -Payment of Purchase Price. At the Closing: (a) NovaMed will pay to Seller an amount equal to the LP Purchase Price; and (b) NovaMed Laredo will pay to CSIM an amount equal to the GP Purchase Price, all by wire transfer of immediately available funds to Seller and CSIM’s respective designated bank accounts, according to the wire transfer instructions attached as Exhibit 3.2.

ARTICLE IV.
 SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES

Each of the Selling Parties hereby represents and warrants, jointly and severally, to Buyer as of the Closing Date, as follows

4.1. Organization, Good Standing and Authority. Clearview is a limited partnership duly organized, validly existing and in good standing under Texas law. CSIM is a limited liability company duly organized validly existing and in good standing under Texas law. Each Selling Party has full capacity, power, right and authority to enter into and perform their respective obligations under this Agreement and each of the Transaction Documents to which each of them is a party. This Agreement and each of the Transaction Documents to which each Selling Party is a party have been duly executed and delivered by each Selling Party, and constitute the valid and binding obligations of each Selling Party, enforceable against them in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

4.2. Assets. Clearview has full power and authority to carry on the Business as it is now being conducted and to own and hold under lease the properties and assets it now owns or holds under lease. The Assets constitute all tangible or intangible property, rights and assets necessary for the conduct of the Business as conducted during the twelve (12) months preceding the Closing Date and, to the knowledge of any Selling Party, there is no need to acquire or replace any material assets. Clearview has good and marketable title to the Assets, in each case free and clear of any and all Liens. Upon the consummation of the transactions contemplated by this Agreement, Clearview will have conveyed, and the New LP will be vested with, good and marketable title to the Assets, free and clear of all Liens. All of the Assets that are personal property are in operable condition and repair and none of such property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on Schedule 4.2, none of the Assets are held under any lease, security agreement, conditional sales contract or other title retention or security agreement or is located other than at the Facility.

4.3. Approvals. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, “Governmental Authority”) or other Person is required to be made or obtained by any Selling Party in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby or thereby.

4.4. Partnership Interests.

(a) Transferred LP Interests. Prior to the Closing Date, Seller will be the only record and beneficial holder of the Transferred LP Interests. Seller has good and marketable title to the Transferred LP Interests free and clear of all Liens, and has full right, power and authority to transfer the Transferred LP Interests to NovaMed as provided herein, without obtaining the consent of any third party (other than the general partner of the New LP, pursuant to and in accordance with the terms of the Partnership Agreement (as hereinafter defined)). Upon the consummation of the transactions contemplated herein, Seller shall have transferred good and marketable title to the Transferred LP Interests to NovaMed free and clear of all Liens. Immediately prior to Closing, Seller, CSIM and Davalos will own one hundred percent (100%) of the equity interests of Clearview.

(b) Transferred GP Interests. Prior to the Closing Date, CSIM will be the only record and beneficial holder of the Transferred GP Interests. CSIM has good and marketable title to the Transferred GP Interests free and clear of all Liens, and has full right, power and authority to transfer the Transferred GP Interests to NovaMed Laredo as provided herein, without obtaining the consent of any third party (other than the general partner of the New LP, pursuant to and in accordance with the terms of the Partnership Agreement). Upon the consummation of the transactions contemplated herein, CSIM shall have transferred good and marketable title to the Transferred GP Interests to NovaMed Laredo free and clear of all Liens.

4.5. Financial Statements. Clearview has previously delivered to Buyer unaudited financial statements of Clearview for the years ending December 31, 2003, December 31, 2004 and December 31, 2005, consisting of an income statement and balance sheet, and the profit and loss statements for the months ended January 31, 2006, February 28, 2006, March 31, 2006 and April 30, 2006 (collectively, the “Financial Statements”). Except as set forth on Schedule 4.5, each of the Financial Statements: (a) has been prepared in accordance with the cash-basis method of accounting; (b) is true, complete and correct in all material respects as of the respective dates and for the respective periods above stated; (c) fairly presents in all material respects the financial position of Clearview at such dates and the results of its operations for the periods ended on such dates; and (d) is consistent with Clearview’s books and records.

4.6. -Absence of Undisclosed Liabilities. None of the Selling Parties, with respect to the Business, has any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including, but in no way limited to, guarantees, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except: (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, or (b) for liabilities specifically delineated on Schedule 4.6.

4.7. Inventory. All of the Inventory is usable in the ordinary course of business, is fully paid for and, except as described on Schedule 1.2(a), is not subject to consignment or conditional sales arrangements and no material portion of the Inventory is obsolete or damaged.

4.8. Taxes. Clearview and Seller have filed all Tax Returns on a timely basis that it is required to have filed in connection with the operation of the Business, and such returns are true, complete and correct. Clearview and Seller have paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by them. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Clearview in connection with the operation of the Business. With respect to all amounts of Taxes imposed on Clearview for which Clearview is or could be liable, whether to taxing authorities (as, for example, under the law) or to other Persons, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by Clearview to taxing authorities or others on or before the Closing Date have been paid, or have been fully accrued for or fully reserved against on the Financial Statements. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from CSIM, Seller or Clearview. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any asset of Clearview. Clearview is not a party to any Tax-indemnity, Tax-sharing, Tax allocation or other similar agreements or arrangements.

4.9. Material Contracts. Schedule 4.9 is a correct and complete list of every material written contract, agreement, relationship or commitment, every material oral contract, commitment, agreement or relationship, to which any Selling Party is a party or by which any Selling Party is bound, as they relate to the Business (the “Material Contracts”), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 4.9, no Selling Party is in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by such party, under any Material Contract or any other obligation owed by a Selling Party, and, to the knowledge of any Selling Party, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract or obligation.

4.10. Real Property. As it relates to the Business, Clearview does not own any real property. Clearview has a valid leasehold interest in the real property which it holds under the lease described in Schedule 4.10 (collectively, the “Leased Real Property”), free and clear of all Liens, except for Liens for current property taxes not yet due and payable. The Leased Real Property constitutes all real properties used or occupied by Clearview in connection with the Business or reflected on the Financial Statements. Upon execution of the Lease Agreement (as hereinafter defined), the New LP will have a valid leasehold interest in the Leased Real Property, which leasehold interest will be free and clear of all Liens, except for Liens created by the New LP. With respect to the Leased Real Property: (a) Clearview has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending or, to the knowledge of any Selling Party, threatened condemnation proceeding or proceeding by any public authority; (c) the buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules; (d) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (e) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities.

4.11. -Litigation. Except as set forth on Schedule 4.11, there are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of any Selling Party, threatened against or involving Clearview, the Business or, with respect to the Business, any other Selling Party, or relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority, nor, to the knowledge of any Selling Party, are there any facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations or judgments. Except as set forth on Schedule 4.11, no Selling Party is subject to any judgment, order or decree of any court or Governmental Authority. None of the matters set forth on Schedule 4.11 could result in any Material Adverse Effect on Seller, the Assets, the Business or New LP.

4.12. -Compliance with Applicable Laws; Permits.

(a) Each of the Selling Parties, in their conduct of the Business, has complied with applicable federal, state and local laws and the rules and regulations of all Governmental Authorities having authority over them, including, without limitation, agencies concerned with occupational safety, environmental protection, employment practices, Fraud and Abuse Laws and Medicare and Medicaid requirements applicable to the Selling Parties’ billing procedures (except denials of claims in the ordinary course of business). No Selling Party has received any notice of Clearview’s violation of any such rules or regulations, whether corrected or not, within the last five (5) years. Clearview is eligible to receive payment under Titles XVIII and XIX of the Social Security Act. Clearview has timely and accurately filed all requisite reports, returns, data, and other information required by all Governmental Authorities which control, directly or indirectly, any of Clearview’s activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been inaccurate, incomplete or misleading. Clearview has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which Clearview participates that are due on or before the Closing Date or which relate to services provided on or before the Closing Date, and Clearview has not billed for any services that were not provided at the Facility. There are no claims pending, threatened or scheduled before any authority, including, without limitation, any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by Clearview on or before the Closing Date, or program compliance matters. Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to Clearview’s Medicare and Medicaid contracts and filings, no valid program integrity review related to Clearview has been conducted by any authority in connection with the Medicare or Medicaid programs and no such review is scheduled, pending, or to any Selling Party’s knowledge, threatened against or affecting Clearview, the Business, the Facility, or the consummation of the transactions contemplated hereby.

(b) Clearview holds all the permits, licenses, certificates of need and other approvals of Governmental Authorities necessary or material for the current conduct, ownership, use, occupancy and operation of the Business and the Leased Real Property, including, without limitation, those identified on Schedule 4.12(b) (“Permits”). Clearview is in compliance with such Permits, all of which are in full force and effect, and Clearview has not received any notices (written or oral) to the contrary. All of the Permits are in good standing, and to the knowledge of any Selling Party, no suspension, cancellation or adverse action is threatened against the Permits, and there is no basis for believing that any Permits will not be renewed upon expiration.

(c) The Selling Parties are not in violation of any applicable Fraud and Abuse Laws including, without limitation, 18 U.S.C. §201 (bribery of public officials); 18 U.S.C. §286 (conspiracy to defraud government with respect to claims); 18 U.S.C. §287 (false, fictitious or fraudulent claims); 18 U.S.C. §371 (conspiracy to commit offense or to defraud the government); 18 U.S.C. §666 (theft or bribery concerning programs receiving federal funds); 42 U.S.C. §1320a-7a (civil monetary penalties); 42 U.S.C. §1320a-7b (criminal penalties); and 42 U.S.C. §1395nn (prohibited referrals), each as they may be amended or renumbered from time to time.

4.13. -Transaction Not a Breach. The execution, delivery and performance by the Selling Parties of this Agreement and the Transaction Documents will not:

(a) Result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which a Selling Party or the Business may be bound or affected;

(b) Violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which a Selling Party is subject;

(c) Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation;

(d) Violate any provision of the organizational documents of any Selling Party;

(e) Result in the creation or imposition of any Lien upon any property of Clearview or the Assets; or

(f) Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

4.14. -Conduct of Business. Since the Review Date, Clearview has conducted the Business in the ordinary course of business, consistent with past custom and practice, and has incurred no material liabilities other than in the ordinary course of business, consistent with past custom and practice, and there has been no Material Adverse Effect on the assets, financial condition, operating results, employee or patient relations, business activities or business prospects of Clearview or the Business. Without limitation of the foregoing, since the Review Date, Clearview has not, except in the ordinary course of business, consistent with past custom and practice, or as otherwise set forth on Schedule 4.14:

(a) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect;

(b) Pledged or subjected any of its assets to any Lien or restriction;

(c) Voluntarily or involuntarily sold, transferred, abandoned, surrendered, leased or otherwise disposed of any of its assets material to the operation of Clearview;

(d) Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

(e) Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or could be reasonably expected to result in a Material Adverse Effect;

(f) Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

(g) Made a material purchase commitment other than in the ordinary course of business, consistent with past custom and practice;

(h) Modified the timing, course of conduct or other cash management activities with respect to the collection of accounts receivable of the Business;

(i) Failed to pay any accounts or notes payable or any other obligations consistent with past practices, except for bona fide disputes arising in the ordinary course of business;

(j) Entered into any material transaction, contract or commitment other than in the ordinary course of business, consistent with past custom and practice, other than the transactions contemplated by the Transaction Documents;

(k) Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect; or

(l) Issued any equity interests or entered into any agreement or understanding to do so.

4.15. Health, Safety and Environment. Clearview has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility in connection with its business or any of its assets in violation of any applicable Environmental and Safety Requirements (as hereinafter defined). Clearview: (a) is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and (b) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto. Clearview has never been subject to, or received any written notice of, any private, administrative or judicial inquiry, investigation, order or action, or any written notice of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon any property leased or owned by Clearview, nor is any Selling Party aware of any such inquiry, investigation, order, action or notice. There are no pending, or to the knowledge of any Selling Party, threatened, investigations, actions, orders or proceedings (or written notices of potential investigations, actions, orders or proceedings) from any Governmental Authority or any other entity regarding any matter relating to Environmental and Safety Requirements.

4.16. -Employees. Schedule 4.16 is a true, complete and correct list setting forth as of the Closing Date the names and current compensation rate and compensation of all individuals employed by Clearview. There has been no material increase, other than in the ordinary course of business, consistent with past custom and practice, in the compensation or rate of compensation payable to any employees of Clearview since the Review Date, nor since that date has there been any promise to any employee listed on Schedule 4.16, orally or in writing, of any bonus or increase in compensation, except for increases in the ordinary course of business consistent with Clearview’s past compensation practices and listed on Schedule 4.16, and obligations incurred under existing bonus, insurance, pension or other Employee Benefit Plans described on Schedule 4.19 or Schedule 4.20. Except as set forth on Schedule 4.16, there has been no promise to any employee listed on Schedule 4.16, orally or in writing, of any guaranty of employment following the Closing Date.

4.17. -Insurance. Clearview has obtained and maintained in full force and effect commercially reasonable amounts of insurance to protect it and the Business against the types of liabilities, including medical malpractice, customarily insured against by Persons operating a business of similar size and nature to the Business, and all premiums due on such policies have been paid. Such insureds have complied in all material respects with the provisions of all such policies. Clearview has previously delivered to Buyer complete and correct copies of all such policies, together with all riders and amendments thereto in the possession of Clearview. Except as set forth on Schedule 4.17, there are no claims or asserted claims reported to insurers under such policies, including all medical malpractice claims and similar types of claims, actions or proceedings asserted against any Selling Party at any time within the past five (5) years.

4.18. Affiliate Transactions. Excluding ordinary course distributions to its equity holders and except as set forth on Schedule 4.18, there are no transactions involving the transfer of any cash, property or rights to or from Clearview from, to or for the benefit of any Affiliate or former Affiliate of Clearview or any other Selling Party (“Affiliate Transactions”) during the period commencing two (2) years prior to the Closing Date and continuing through the Closing Date or any existing commitments of Clearview to engage in the future in any Affiliate Transactions.

4.19. -Employee Benefit Plans. Except as set forth in Schedule 4.19, neither Clearview nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), any collective bargaining agreement, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Clearview’s employees or former employees or beneficiaries thereof, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), material fringe benefit, excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, policy, arrangement, agreement or contract (collectively, “Employee Benefit Plans”), whether or not written or terminated, which could give rise to or result in Clearview or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Buyer. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. Clearview acknowledges that it will be solely responsible for administering and/or terminating its Employee Benefit Plans following the Closing.

4.20. Personnel Agreements, Plans and Arrangements. Except as listed in Schedule 4.20, no Selling Party is a party to or obligated in connection with the Business with respect to any outstanding contracts with current or former employees, agents, consultants or advisers.

4.21. Certain Payments. No Selling Party or any of their respective officers, agents, or employees or any other Person associated with or acting for or on behalf of Clearview has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (a) for securing patients or referrals; (b) for patients or referrals secured; (c) to obtain special concessions or for special concessions already obtained, for or in respect of Clearview; or (d) in violation of any law.

4.22. Workers Compensation. Schedule 4.22 sets forth all expenses, obligations, duties and liabilities relating to any pending, threatened or ongoing claims by employees and former employees (including dependents and spouses) of Clearview (or its predecessors), and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 4.22, no claim, injury, fact, event or condition exists which would give rise to a material claim by any employees or former employees (including dependents and spouses) of Clearview under any workers compensation laws, regulations, requirements or programs. Since the Review Date, there has been no material change, other than in the ordinary course of business, in the information disclosed in Schedule 4.22.

4.23. Accounts Receivable/Accounts Payable.

(a) Accounts Receivable. Except as set forth on Schedule 4.23(a), the Accounts Receivable are valid, binding and legally enforceable obligations and are owned by Clearview free and clear of all Liens, and, except for contractual allowances, reserves for bad debts and other adjustments that are consistent with those adjustments made in preparing the Financial Statements, will not be subject to any offset, counterclaim or other adverse claim or defense, and may be transferred to the New LP to the extent permitted by law. The Accounts Receivable arose in the ordinary and usual course of the business and the Accounts Receivable are set forth on the books and records of Clearview. Schedule 4.23(a) contains a complete and accurate list of all Accounts Receivable as of the date stated thereon, which list represents the Accounts Receivable before adjusting for contractual allowances and bad debt reserves. Seller does not know of any reason why the Accounts Receivable would not be collectible according to approximately the same ratios as accounts receivable have been historically collectible.

(b) Accounts Payable and Accrued Liabilities. Schedule 1.4(a) sets forth a complete and correct list of the Accounts Payable. The collective amount of the Accrued Liabilities, together with the aggregate amount of the Accounts Payable, does not exceed One Hundred Thousand and No/Dollars ($100,000). Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the Business in the ordinary course of business, consistent with Clearview’s past custom and practice.

4.24. Brokers. Except as set forth on Schedule 5.5, with respect to a broker representing Seller, and for which Buyer shall be responsible for paying, all negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of any Selling Party in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Buyer.

4.25. HIPAA. (a) All of the Assets being sold and/or provided to New LP under this Agreement, including, without limitation, any computer hardware and/or software, are in compliance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91, 42 U.S.C. 1301 et. seq.) and regulations promulgated thereunder (collectively, “HIPAA”), and applicable state laws having similar subject matter to HIPAA (“State HIPAA”), and (b) Clearview has conducted its business and activities, including, without limitation, its billing and collection activities, its Medical Records management activities, and its general practice management activities, in a manner that complied with HIPAA and State HIPAA.

4.26. Rates and Reimbursement Policies. Except as set forth on Schedule 4.26, Clearview does not have any rate appeal currently pending before any Governmental Authority or any administrator of any third-party payor program. Except for the YAG laser capsulotomy reimbursement rate issue previously disclosed by Buyer to Seller, no Selling Party has any knowledge of any applicable state or local law, which affects rates or reimbursement procedures, which has been enacted, promulgated or issued within the eighteen (18) months preceding the Closing Date or any such legal requirement proposed or currently pending in the applicable state or at the federal level which has resulted or may result in any reductions in rates and reimbursement.

4.27. Physicians. Except as set forth on Schedule 4.14, none of the physicians who utilize the Facility (collectively, the “Physicians”) have threatened to discontinue or to terminate his or her relationship with Clearview and the provision of services at the Facility. To the knowledge of any Selling Party, none of the Physicians have expressed plans to retire from the practice of medicine in the next five (5) years or to be involved in the development or operations of another ambulatory surgery center. During the three (3) years preceding the Closing Date, each of the Physicians:

(a) Has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner, and

(b) Has had valid professional liability insurance in place in amounts not less than commercially reasonable levels and has not indicated any intent to terminate or reduce his or her professional liability coverage.

4.28. Certain Representations With Respect to the Facility.

(a) The Facility is qualified for participation in the Medicare program. Complete and accurate copies of the Facility’s existing Medicare contracts have been furnished to Buyer. Clearview is presently in compliance with all of the terms, conditions and provisions of such contracts.

(b) The Facility is qualified for participation in the Medicaid program. Complete and accurate copies of Clearview’s existing Medicaid contracts have been furnished to Buyer. Clearview is presently in compliance with all of the terms, conditions and provisions of such contracts.

4.29. No Designated Health Services. Clearview has not provided, does not provide and has no intention of providing any services that constitute “designated health services” with the meaning of 42 U.S.C. § 1395nn.

4.30. No Misrepresentation. None of the representations and warranties of the Selling Parties set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of any Selling Party, there are no material facts which have not been disclosed to Buyer which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Business or any Selling Party’s ability to consummate the transactions contemplated hereby.

ARTICLE V.
BUYER’S REPRESENTATIONS AND WARRANTIES

Each of NovaMed and NovaMed Laredo hereby represents and warrants, jointly and severally, to the Selling Parties as of the Closing Date as follows:

5.1. -Organization. Each of NovaMed and NovaMed Laredo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. -Authorization. Each of NovaMed and NovaMed Laredo has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each of NovaMed and NovaMed Laredo of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with each of NovaMed’s and NovaMed Laredo’s Certificate of Incorporation. This Agreement and each of the Transaction Documents to which NovaMed and NovaMed Laredo are a party have been duly executed and delivered by them and are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

5.3. -Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by NovaMed and NovaMed Laredo will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of NovaMed’s and NovaMed Laredo’s Certificate of Incorporation or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which NovaMed or NovaMed Laredo is a party or by which NovaMed or NovaMed Laredo is bound.

5.4. Acquisition of Transferred Interests. NovaMed and NovaMed Laredo are acquiring the Transferred Interests for their own respective accounts and not with a view to the distribution or resale thereof. Each of NovaMed and NovaMed Laredo has no intention of selling the Transferred Interests in a public distribution in violation of federal securities laws or any applicable state securities laws.

5.5. Broker. Except as set forth on Schedule 5.5 with respect to a broker retained by Buyer and for which Buyer shall be responsible for paying, all negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against a Selling Party.

5.6. No Misrepresentation. None of the representations and warranties of Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the Selling Parties as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1. Liens. Other than the sole lien set forth on Schedule 4.2, there shall be no financing statements, judgments, taxes or other Liens outstanding against Clearview or any of the Assets as of the Closing Date.

6.2. -Employees; Labor Relations.

(a) -Continuing Employees. New LP shall offer to employ the employees of Clearview listed on Schedule 6.2(a) (the “Continuing Employees”) as of the Closing Date, on the terms and conditions established by New LP in its sole discretion, provided that New LP shall offer such employment at the salary or wage levels for such Continuing Employees as are set forth on Schedule 6.2(a). Such offer of employment by New LP shall not be deemed to create a continuing right to employment for any Continuing Employees. Clearview shall be solely responsible for all liabilities relating, directly or indirectly, to any of Clearview’s employees who do not accept New LP’s offer of employment. Clearview shall be solely responsible for any employment-related claims filed by any employees of Clearview which relate to facts and circumstances existing on and prior to the Closing Date, or arise from or relate to completion of the transactions contemplated by this Agreement or the Transaction Documents, regardless of when filed.

(b) COBRA Notice. Clearview represents that it has complied, in all material respects, with the applicable requirements of COBRA through the Closing Date and shall be responsible for all liabilities arising under COBRA with respect to any event occurring prior to and on the Closing Date.

(c) -Noncompetition Agreements. The Selling Parties hereby waive any noncompetition provision that may apply to the Continuing Employees with respect to New LP’s hiring and employment of the Continuing Employees.

6.3. Post-Closing Remittances; New LP’s Appointment as Attorney-In-Fact. If, after the Closing Date, a Selling Party shall receive any remittance from any account debtors with respect to the Accounts Receivable, such Selling Party shall cause Clearview to endorse such remittance to the order of the New LP and forward it to the New LP promptly following receipt thereof. Clearview hereby irrevocably constitutes and appoints New LP and any officer or agent of New LP as Clearview’s true and lawful attorney-in-fact, with full power and authority, in the place and stead of Clearview for the limited purposes of receiving, collecting, indorsing, negotiating and cashing any and all cash, checks, drafts, payments, accounts receivable and other instruments (collectively the “Items”) which are payable to Clearview and which represent Items related to the Business or which represent payment on Accounts Receivable related to the Business, and which in accordance with the terms of this Agreement, have been sold, conveyed, assigned or transferred to New LP or are otherwise for the account of New LP hereby. Clearview further agrees to execute all documents and take such other action as New LP may reasonably request to confirm the power granted to New LP by this Section 6.3. Notwithstanding the foregoing, in no event shall New LP receive, collect, indorse, negotiate or cash such Items pursuant to the above authority if to do so would be to violate the laws, regulations or other written guidance of any state or federal health program. In such event, New LP and Clearview agree to take such actions as necessary to convey such payments to New LP consistent with applicable laws and regulations.

6.4. Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to the New LP and the Transferred Interests to Buyer, all on the terms contained herein, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated herein.

6.5. Professional Liability Tail Coverage. To the extent Clearview’s professional liability insurance policy for the Facility is on a claims-made basis (rather than an occurrence basis), Clearview shall obtain an extended reporting (“tail”) professional liability insurance policy covering acts and omissions occurring at the Facility prior to the Closing Date, in an amount equal to the professional liability insurance carried immediately prior to the Closing Date, or such other amount, and for such period of time, as determined by mutual agreement of Buyer and Clearview. Clearview shall provide New LP with proof of such tail professional liability coverage and the cost and expense thereof. Buyer agrees to reimburse Clearview for the cost of such tail professional liability coverage.

6.6 Credentialing. As of the Closing Date, Seller and the other physicians credentialed by the Facility immediately prior to the Closing Date, shall receive provisional privileges to perform surgical procedures at the Facility that will be owned and operated by the New LP from and after the Closing Date. As a condition to receiving these provisional privileges, Seller hereby agrees that he will comply with all of the New LP’s credentialing requests (including, without limitation, providing New LP with any reasonably requested information and completing any applicable credentialing forms) so that the New LP may complete its credentialing review process for by the expiration date of the provisional privileges.

6.7 Admitting Privileges. As of the Closing Date, Seller and the other physicians credentialed by the Facility shall have admitting privileges at a local hospital in accordance with all applicable federal laws and Texas Administrative Code Section 135.4 and Seller shall maintain such privileges and will use his best efforts to cause the other physicians credentialed by the Facility to maintain such privileges from and after the Closing Date. From and after the Closing Date, the Selling Parties shall use their commercially reasonable efforts to assist the New LP in entering into a patient transfer agreement with Doctors Hospital of Laredo or other local hospital, pursuant to which the Facility may immediately transfer to a hospital patients requiring emergency medical care beyond the capabilities of the Facility.

ARTICLE VII.
CLOSING

7.1. -Time and Place. The transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”) simultaneous with the execution and delivery of this Agreement and the other Transaction Documents by the applicable parties, which execution and delivery shall be via facsimile effective as of the Closing Date, with original documents to be exchanged by nationally recognized overnight courier for delivery on the next business day after the Closing Date.

7.2. -Transactions Precedent to Closing. As a condition precedent to the consummation of the transactions contemplated herein, the applicable Selling Parties shall have consummated the New LP Asset Transfer, the Distribution Transactions and the FLP Contribution, and shall also have procured the Davalos Consents, all in accordance with the terms and conditions of Article I hereof.

7.3. -Deliveries of the Selling Parties. At the Closing, the Selling Parties shall execute and deliver, or cause to be executed and delivered, to Buyer:

(a) the Contribution Agreement, duly executed by the Selling Parties and including the Davalos Consent thereto;

(b) the Limited Partnership Agreement of the New LP, in the form attached hereto as Exhibit 7.3(b) (the “Partnership Agreement”), duly executed by the Family Limited Partnership and Seller;

(c) (i) amended and restated certificate of limited partnership of New LP reflecting CSIM as general partner, executed by CSIM, and (ii) second amended and restated certificate of limited partnership evidencing change in general partner from CSIM to NovaMed Laredo, to be filed with the Secretary of States of Delaware and Texas immediately following the Closing;

(d) any required third party consents, filings, and certificates from Clearview or any third party (including, any Governmental Authority) relating to the transfer of the Assets, including, without limitation, all consents from the State of Texas regarding the transfer of all Permits and licenses relating to the ownership and operation of the Facility, and copies of all written consents obtained in connection with the transfer of the Material Contracts;

(e) clearance certificates or similar documents required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

(f) the Assignment of Partnership Interests, substantially in the form attached as Exhibit 7.3(f) (the “Assignment of Partnership Interests”), duly executed by Seller and CSIM;
(g) the Real Property Lease for the Facility and other Leased Real Property listed on Schedule 4.10 (the “Lease Agreement”) between AHL, an Affiliate of Seller, as landlord and the New LP, as tenant, duly executed by AHL;

(h) a certificate of the Secretary of Clearview as to: (i) copies of resolutions of its general partner and limited partners authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; (ii) its limited partnership agreement; (iii) incumbency and specimen signatures with respect to its authorized representatives executing this Agreement and any Transaction Documents; and (iv) its certificate of limited partnership certified by the Secretary of State of Texas.

(i) all applicable documentation releasing Liens covering, concerning or relating to the Assets, in form and substance reasonably acceptable to Buyer;

(j) intentionally omitted;

(k) the Clearview Distribution Agreement, duly executed by Clearview, Seller and Davalos;

(l) the FLP Contribution Agreement, duly executed by Clearview and Seller, and the Davalos Consent related thereto;

(m) a certificate of the Secretary of CSIM as to: (i) copies of resolutions of its manager and the members authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; (ii) its operating agreement; (iii) incumbency and specimen signatures with respect to its authorized representatives executing this Agreement and any Transaction Documents; and (iv) its certificate of formation certified by the Secretary of State of Texas.

(n) the Assignment of Partnership Interests between NovaMed and Davalos (the “Davalos Purchase Agreement”) consummating the Davalos Purchase Transaction contemporaneous with the Closing, duly executed by Davalos;

(o) evidence satisfactory to Buyer that all of the Assets previously owned by AHL that were used in the conduct of the Business have been transferred to Clearview prior to the New LP Asset Transfer such that such Assets are owned by New LP as of the Closing Date, free and clear of all Liens;

(p) the Excimer Laser Sublease in the form attached hereto as Exhibit 7.3(p) (the “Laser Sublease”), duly executed by Michael A. Hochman, M.D., P.A. (“Practice”);

(q) Billing and Collection Agreement in the form attached hereto as Exhibit 7.3(q) (the “Billing Agreement”), duly executed by Practice; and

(r) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

7.4. -Deliveries of Buyer. At the Closing, Buyer will deliver or will cause the New LP to deliver to the applicable Selling Party simultaneously with the delivery of the items referred to in Section 7.3 above:

(a) the payment of the Purchase Price to the applicable Selling Parties;

(b) the Partnership Agreement, duly executed by NovaMed and NovaMed Laredo;

(c) certificate of the Secretary of each of NovaMed and NovaMed Laredo as to: (i) copies of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, and (ii) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents;

(d) the Lease Agreement, duly executed by the New LP;

(e) a duly executed Management Agreement (the “Management Agreement”) between NovaMed Management Services, LLC, a Delaware limited liability company, and the New LP, substantially in the form attached hereto as Exhibit 7.4(e).

(f) the Assignment of Partnership Interests, duly executed by NovaMed and NovaMed Laredo;
(g) intentionally omitted;

(h) the Davalos Purchase Agreement, duly executed by NovaMed;

(i) the Laser Sublease, duly executed by New LP; and

(j) such other documents and instruments as the Selling Parties or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Selling Parties shall be in form and substance reasonably satisfactory to the counsel for the Selling Parties.

7.5 Change of Ownership Process. To the extent from and after the Closing there are any actions necessary to confirm or effect all reasonably necessary licensure and regulatory approvals required in connection with the New LP’s ownership and operation of the Business, the Selling Parties and their respective agents and representatives agree to cooperate with Buyer and New LP in connection these approvals, and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these approvals.

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
INTENTIONALLY OMITTED

ARTICLE XI.
COVENANT NOT TO COMPETE

11.1. Acknowledgment. Each of the Selling Parties acknowledges and agrees that in order to assure that the Business will retain its value as a “going concern,” it is necessary that the Selling Parties undertake not to utilize their present special knowledge of the Business to compete with New LP, Buyer and the Business during the Restricted Period after the acquisition of Transferred Interests; provided that Buyer acknowledges that Seller (through the Family Limited Partnership) will continue to have an interest in the Business through its ownership of a minority interest in the New LP. Each of the parties hereto further acknowledges that: (a) Buyer has been and/or will be engaged in the Business; (b) each of the Selling Parties possesses extensive knowledge and a unique understanding of the Business, as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning the Business; (c) the agreements and covenants contained in this Section 11.1 are essential to protect Buyer and the value of the Business and are a condition precedent to Buyer’s willingness to pay for the Transferred Interests; (d) Buyer would be irreparably damaged if any Selling Party were to violate the terms and conditions of this Article XI; and (e) the geographic, temporal and business scope of the restrictive covenants in this Article XI are reasonable.

11.2. Non-Compete. Each of the Selling Parties hereby agrees that for the five (5) year period beginning on the Closing Date (the “Restricted Period”); provided that in the event that any such party is determined to have violated the covenants set forth in this Article XI, the Restricted Period shall be extended day for day for the time period that such party is in violation of any such covenant), he, she or it shall not, directly or indirectly, act as a director, officer, member, manager, or partner of, or own any equity or other financial interest in, any Person that owns and/or operates an ambulatory surgery center, hospital, licensed surgical facility or any other outpatient surgical facility, that is located within a thirty-five (35) mile radius of the location of the Business. Notwithstanding the foregoing, and without limiting the terms of the Partnership Agreement, any Selling Party may: (a) be a director on the Board of Trustees of a hospital; (b) serve on the medical staff of any hospital; (c) own an interest in the New LP in accordance with the terms of the Partnership Agreement; and (d) practice medicine in his or her own office or the office of the professional entity in which he or she is an employee or owner; provided, however, that Seller shall not be an employee of a hospital.

11.3. Property of the Business. All memoranda, notes, lists, records and other documentation or papers (and all copies thereof), including such items stored in computer memories, or microfiche or by any other means, which will become the New LP’s property (after the consummation of transactions contemplated by this Agreement), are and shall be the New LP’s property and shall be delivered to the New LP promptly on the request of Buyer.

11.4. Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this Article XI too lengthy or the territory too extensive, the other provisions of this Article XI shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory described in Section 11.2 shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or territory described in Section 11.2 to permissible duration or size.

11.5. Remedies. Each of the Selling Parties acknowledges and agrees that the covenants set forth in this Article XI are reasonable and necessary for the protection of Buyer and the New LP’s business interests, that irreparable injury will result if any Selling Party breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Each of the Selling Parties accordingly agrees that in the event of any actual or threatened breach by any of them of any of the covenants set forth in this Article XI, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. The parties also agree that the existence of any claim or cause of action by a Selling Party against Buyer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately.

11.6. Assignment. The Selling Parties agree that the rights granted in this Article XI may be assigned by Buyer at its sole and absolute discretion. All of the provisions of this Article XI shall inure to any successors of Buyer, all of which are specifically third-party beneficiaries of this Article XI with full rights hereunder. In addition, the parties hereto agree that any assignee of the rights hereunder is an intended, direct third-party beneficiary of this Article XI and may enforce such rights in its own name in addition to or in lieu of Buyer.

11.7. Patient Freedom. The parties hereto agree that the benefits afforded either party hereunder are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for, the provision of any item or service offered by any party hereto. Nothing in this Agreement shall be construed to limit the freedom of any patient of Seller to choose the facility or physician from whom any patient shall receive health care services or limit or interfere with Seller’s ability to exercise professional judgment in treating patients or their ability to provide medical services to patients.

11.8. Texas Business and Commerce Code Section 15.50. The parties hereto agree that Seller is free to provide professional services at any facility Seller or his patients or payors select, and Seller is able to maintain a professional physician practice (but not an ambulatory surgery center or any other outpatient surgical facility) at any location, including within the geographic radius prescribed in Section 11.2 hereof. Accordingly, the parties hereto acknowledge and agree that Section 15.50(b) of the Texas Business and Commerce Code should not apply to the restrictive covenants set forth in this Agreement. As such, Seller hereby agrees to waive any rights to challenge the restrictive covenants set forth herein on the basis that such covenants are subject to Section 15.50(b) of the Texas Business and Commerce Code, and neither Seller nor any of his agents or representatives shall commence, participate in or be a party to any litigation or any other type of action which challenges, directly or indirectly, the restrictive covenants set forth herein on the basis that such covenants are subject to Section 15.50(b) of the Texas Business and Commerce Code.

ARTICLE XII.
POST-CLOSING COVENANTS

12.1 Indemnification by Selling Parties. From and after the Closing, each Selling Party agrees to jointly and severally indemnify, defend and save Buyer and its respective Affiliates (including, without limitation, the New LP) and each of their respective officers, directors, managers, employees, agents and fiduciaries (each, a “Buyer Indemnified Party”), forever harmless from and against, and to pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for (in either case within ten business days of its receipt of notice in accordance with the terms of this Article XII from any Buyer Indemnified Party), any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the “Losses”) actually sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a) any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by any Selling Party, or non-compliance with or breach by any Selling Party of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by any Selling Party or any of their respective Affiliates;

(b) the operation of the Business prior to the Closing Date, including the use of the Assets and the Excluded Assets prior to the Closing Date;

(c) any Tax liability of any Selling Party whatsoever, including, without limitation, any Tax liability with respect to or arising from the transactions contemplated hereby or the structuring of the transactions contemplated hereby, or any Tax liability under Texas bulk sales laws;

(d) any violations of or obligations under Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date, whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental and Safety Requirements as then in effect;

(e) any liabilities relating to or arising from the provision of (or failure to provide) professional medical services prior to the Closing Date, including any liabilities relating to the failure, prior to the Closing Date, to adhere to or comply with any Medicare and Medicaid requirements or Fraud and Abuse Laws;

(f) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting Buyer or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of any Selling Party;

(g) the Excluded Assets or Excluded Liabilities;

(h) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and any Selling Party;

(i) any claim by Davalos with respect to the transactions contemplated herein, including, without limitation, the New LP Asset Transfer, the Distribution Transactions and the Selling Parties’ sale of the Transferred Interests to Buyer; or

(j) any claim relating to, arising out of, or in connection with, the failure of Clearview to maintain either a Pharmacy Board Permit or a CLIA Certificate at any time prior to the Closing Date.

12.2. Indemnification by Buyer. From and after the Closing, each of NovaMed and NovaMed Laredo agrees to indemnify, defend and save the Selling Parties and their respective Affiliates, and their respective employees, trustees, agents, representatives, heirs and executors other than the New LP (each, a “Seller Indemnified Party”) forever harmless from and against, and to pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for (in either case within ten (10) business days of its receipt of notice in accordance to the terms of this Article XII from any Seller Indemnified Party), any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

(a) any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or in the Transaction Documents to be performed by Buyer;

(b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting the Selling Parties or their respective Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of Buyer; or

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer.

12.3. Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel. The delivery of a Defense Notice shall not constitute an admission with respect to the claim for indemnification.

(a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

(e) If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 12.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15) day period.

(f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

12.4. -Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 12.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.5. Survival. Notwithstanding anything contained to the contrary in this Agreement, all representations and warranties of the parties hereto contained in or arising out of the Transaction Documents, or in any schedule or certificate given in connection herewith and therewith, shall survive the Closing and shall continue in effect until the twenty-four (24) month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.6, 4.8, 4.12, 4.15 and 4.19 shall survive until the expiration of all applicable statutes of limitation. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and indemnities contained in this Agreement will survive the Closing and remain in effect indefinitely.

12.6. Right of Offset. If any Selling Party is the Indemnifying Party and fails to make any payment as contemplated by this Article XII, or shall fail to make any payment when due under the terms of any of the Transaction Documents, then Buyer may elect to offset such amount against any amount due and owing by the New LP to Seller or the Family Limited Partnership pursuant to the terms of the Partnership Agreement (including, without limitation, any distributions payable to Seller or the Family Limited Partnership).

12.7 Limitations. Notwithstanding anything in Article XI to the contrary, the following shall apply:

(a) The aggregate amount of the Losses required to be paid by the Selling Parties pursuant to Section 12.1(a) and Section 12.1(f) hereof shall not exceed the Purchase Price.

(b) The Buyer Indemnified Parties shall be entitled to indemnification under Section 12.1(a) and Section 12.1(f) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds Fifty Thousand and No/Dollars ($50,000) (the “Basket Amount”), in which case the Selling Parties shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

(c) The Seller Indemnified Parties shall be entitled to indemnification under Section 12.2(a) and Section 12.2(b) only if the aggregate amount of all Losses thereunder (on a cumulative basis) exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Losses over the Basket Amount.

ARTICLE XIII.
MISCELLANEOUS

13.1. Definitions.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person; provided that with respect to determining any Affiliate of Buyer, such Affiliates shall include, without limitation, NovaMed, Inc. and any of its subsidiaries.

“Closing” and “Closing Date” shall have the respective meanings set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means the Medicare-certified, state-licensed ambulatory surgery center located at 5313 McPherson Road, Laredo, Texas 78041.

“Fraud and Abuse Laws” means all fraud and abuse laws promulgated under Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, and all rules and regulations promulgated thereunder; any other federal, state or local law relating to the referral of patients to medical facilities owned by providers of medical services; and all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto, together with all rules and regulations promulgated thereunder.

“Hazardous Materials” means (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (d) asbestos in any form or condition; and (e) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, prospects, financial condition or results of operations of such Person or any of its subsidiaries, taken as a whole.

“Medical Records” shall mean all medical records of patients treated at the Facility, including, without limitation, any and all medical charts, files, notes, transcripts, x-ray files, lab reports, other diagnostic information or materials, insurance information, billing and payment statements or records of any kind, explanations of benefits, and other information of or relating to any patient treated at the Facility, of any kind and in any form whatsoever; provided that Medical Records shall be limited to the records of the Facility and will not include records of the provider of professional medical services.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, entity, organization or Governmental Authority.

“Review Date” shall mean December 31, 2005.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

13.2. Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if: (a) delivered personally; (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested; (c) delivered by a nationally recognized overnight courier service; or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i)	If to the Selling Parties:

Clearview Surgical Institute, Ltd.
5313 McPherson Road
Laredo, Texas 78041
Attention: Michael A. Hochman, M.D.
Tel: (956) 725-4003
Fax: (956) 725-4220

Clearview Surgical Institute Management LLC
5313 McPherson Road
Laredo, Texas 78041
Attention: Michael A. Hochman, M.D.
Tel: (956) 725-4003
Fax: (956) 725-4220

Michael A. Hochman, M.D.
304 Emerald Lake Drive
Laredo, Texas 78043
Tel: (956) 795-8310
Fax: (956) 795-8313

with a copy to:

Irwin D. Zucker
Davidson & Troilo
7550 IH-10 West, Suite 800
San Antonio, Texas 78229
Tel:  (210) 349-6484
Fax: (210) 349-0041

(ii)	If to Buyer:

NovaMed Acquisition Company, Inc.
NovaMed of Laredo, Inc.
980 North Michigan Avenue
Suite 1620
Chicago, Illinois 60611
Attention: Thomas S. Hall
                    John W. Lawrence, Jr.
Tel: (312) 664-4100
Fax: (312) 664-4250

Date of service of such notice shall be: (A) the date such notice is personally delivered; (B) three (3) days after the date of mailing if sent by certified or registered mail; (C) one (1) day after date of delivery to the overnight courier if sent by overnight courier; or (D) the next succeeding business day after transmission by facsimile.

13.3. Certain Taxes. The Selling Parties will (on a joint and several basis) pay all transfer taxes and other taxes and charges, if any (except for any sales taxes and income tax of Buyer and its Affiliates), which may become payable in connection with the transactions contemplated by this Agreement.

13.4. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or the Transaction Documents is intended to be exclusive of any other remedy. Each such remedy shall be cumulative, and in addition to every other such remedy or any other remedy existing at law or in equity.

13.5. Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any of the transactions contemplated herein or provisions hereof violates any applicable law, then the parties hereto agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement or the Transaction Documents as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 13.5.

13.6. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

13.7. Counterparts. This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

13.8. Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.9. Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

13.10. Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

13.11. Assignment. This Agreement may not be assigned by any Selling Party without the prior written consent of Buyer.

13.12. Mediation and Arbitration. Except as expressly set forth herein, the parties hereto agree that any and all controversies, disputes or claims arising out of or in connection with this Agreement shall be solely and exclusively resolved in accordance with this Section 13.12 and not in any court of law or equity. The parties hereto shall first try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) (such mediation session to be held in San Antonio, Texas, and to commence within thirty (30) days after the appointment of the mediator by the AAA). If the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in San Antonio, Texas before a single arbitrator mutually agreed upon by Buyer and Seller and to commence within thirty (30) days after the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing herein shall limit Buyer’s rights to seek and obtain injunctive relief, specific performance or other equitable relief in any proceeding commenced in a federal or state court which may be brought to enforce any provision in Article XI hereof.

13.13. -Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

13.14. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

13.15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

13.16 Public Announcement. The Selling Parties acknowledge that Buyer intends to publicly announce the transactions contemplated herein, whether through a press release, a filing with the Securities and Exchange Commission, or some other form or medium selected by Buyer.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Asset Contribution and Exchange Agreement as of the date first written above.

BUYER:

NOVAMED ACQUISITION COMPANY, INC.,	NOVAMED OF LAREDO, INC.,
a Delaware corporation	a Delaware corporation

By:/s/ Thomas S. Hall	By:/s/ Thomas S. Hall
Thomas S. Hall, President	Thomas S. Hall, President

SELLING PARTIES:

CLEARVIEW SURGICAL INSTITUTE, LTD.,	CLEARVIEW SURGICAL INSTITUTE MANAGEMENT, LLC,
a Texas limited partnership	a Texas limited liability company

By its General Partner:

CLEARVIEW SURGICAL INSTITUTE MANAGEMENT LLC.,	By:/s/ Michael A. Hochman
a Texas limited liability company	Its: President

By:/s/ Michael A. Hochman
Its: President

/s/ Michael A. Hochman
MICHAEL A. HOCHMAN, M.D., Individually

EXHIBITS

Exhibit 1.1	—	Certificate of Limited Partnership
Exhibit 1.2	—	Contribution Agreement
Exhibit 1.6	—	Clearview Distribution Agreement
Exhibit 1.7	—	FLP Contribution Agreement
Exhibit 3.2	—	Wire Transfer Instructions
Exhibit 7.3(b)	—	Partnership Agreement
Exhibit 7.3(f)	—	Assignment of Partnership Interests
Exhibit 7.3(p)	—	Excimer Laser Sublease
Exhibit 7.3(q)	—	Billing Agreement
Exhibit 7.4(e)	—	Management Agreement

SCHEDULES*

Schedule 1.2(a)	—	Inventory on Consignment
Schedule 1.2(b)	—	Personal Property
Schedule 1.2(c)	—	Prepaid Expenses
Schedule 1.3(g)	—	Excluded Assets/Personal Effects
Schedule 1.3(h)	—	Retinal Laser
Schedule 1.4(a)	—	Accounts Payable
Schedule 4.2	—	Liens and Encumbered Assets
Schedule 4.3	—	Approvals
Schedule 4.5	—	Financial Statements
Schedule 4.6	—	Undisclosed Liabilities
Schedule 4.9	—	Material Contracts/Assumed Contracts
Schedule 4.10	—	Leased Real Property
Schedule 4.11	—	Litigation
Schedule 4.12(b)	—	Licenses and Permits
Schedule 4.14	—	Conduct of Business
Schedule 4.16	—	Employee Names and Compensation
Schedule 4.17	—	Insurance
Schedule 4.18	—	Affiliate Transactions
Schedule 4.19	—	Employee Benefit Plans
Schedule 4.20	—	Personnel Agreements, Plans and Arrangements
Schedule 4.22	—	Workers Compensation
Schedule 4.23(a)	—	Accounts Receivable
Schedule 4.26	—	Rates and Reimbursement Policies
Schedule 5.5	—	Broker
Schedule 6.2(a)	—	Continuing Employees

* NovaMed, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.